CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-17721) of Closure Medical Corporation (formerly Tri-Point Medical Corporation) of our report dated January 29, 1998, appearing on page F-2 of the Closure Medical Corporation Annual Report on Form 10-K for the year ended December 31, 1997.

PRICE WATERHOUSE LLP
Raleigh, North Carolina
March 26, 1998